EXHIBIT 99

FOR IMMEDIATE RELEASE

RPC, Inc. Announces Share Repurchases in the Fourth Quarter of 2011

ATLANTA, January 5, 2012 -- RPC, Inc. (NYSE: RES) announced today that during the fourth quarter of 2011 it purchased 836,455 shares under its share repurchase program.

RPC provides a broad range of specialized oilfield services and equipment primarily to independent and major oilfield companies engaged in the exploration, production and development of oil and gas properties throughout the United States, including the Gulf of Mexico, mid-continent, southwest, Appalachian and Rocky Mountain regions, and in selected international markets.  RPC’s investor Web site can be found at www.rpc.net.

For information about RPC, Inc. or this event, please contact:

Ben Palmer
Chief Financial Officer
(404) 321-2140
irdept@rpc.net

Jim Landers
Vice President, Corporate Finance
(404) 321-2162
jlanders@rpc.net